Dave Kagan
September 4, 2018

Re: Promotion to CEO
Dear Dave,

We are happy to confirm your promotion to Chief Executive Officer of Globalstar, Inc. effective September 4, 2018.  You will continue to report to Jay Monroe. With this promotion, your salary will be $450,000 per year.

Your current ISO's of 750,000 and 250,000 options will be canceled.  You will receive a new grant of 750,000 RSAs and a new grant of 250,000 RSAs with the same vesting and other performance terms as the previous options.

New equity component of your promotion is as follows:

•
In replacement of the ISOs, incremental new 750,000 RSAs - granted and vesting as follows: 10% after year 1, 15% after year 2 (25% cumulative), 25% after year 3 (50% cumulative) and final 50% after year 4 or become fully vested upon a change of control.

•	Incremental new 250,000 RSAs - granted and vesting upon the sooner of a) a change of control or b) reaching annual EBITDA of $50 million from the core business

•
You will also receive a new 2,000,000 RSA grant as part of the promotion with a vest of 750,000 shares upon attainment of $75 million of core satellite company EBITDA and an additional 750,000 vest upon attainment of $100 million of core satellite company EBITDA. The remaining 500,000 shares will vest upon the same 4 year vesting schedule used when you returned to Globalstar as President and COO (10% after year 1, 15% after year 2 (25% cumulative), 25% after year 3 (50% cumulative) and final 50% after year 4 or become fully vested upon a change of control). Neither spectrum revenue nor spectrum costs will be included in the calculation of EBITDA for purposes of measuring the attainment of your EBITDA goals.

The above grant will be subject to the Change of Control provisions provided for in the Globalstar Plan documents. For clarity, the grant documents will include provisions treating each of 1) a “take private” transaction 2) the sale of substantially all of Globalstar’s assets and 3) in the event another party obtains greater than 50% of the outstanding stock of Globalstar, as a Change of Control. Any Change of Control vests 100% of your stock grants no matter when those grants arise i.e. when first appointed to COO, before departing Globalstar for Speedcast, when returning to Globalstar as President and COO or by way of your appointment to CEO.

Any previously granted ISO's or RSA's which you had prior to your departure to Speedcast, which were continued upon your return to Globalstar, remain in effect.

We will do the final grant documents to evidence this agreement in the coming days, the Board and I are very pleased to continue our success together and improve our EBITDA performance even more.

Sincerely,

Jay Monroe            /s/ J. Monroe III                        Sept 4, 2018
Executive Chairman

Accepted:
Dave Kagan            /s/ David B. Kagan                    Sept 4, 2018
Chief Executive Officer        ___________________________________ ___________________
Signed                            Date